Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS THIRD QUARTER 2017 FINANCIAL AND BUSINESS RESULTS

NOVEMBER 14, 2017

•                  Strong and consistent progress continues across two drug development platforms comprised of five drug candidates

•                  Enrollment nearing completion in Biohaven’s two pivotal Phase 3 trials of rimegepant for the acute treatment of migraine

•                  BHV-0223 in pivotal bioequivalence study for use in ALS

•                  Trigriluzole clinical development in OCD remains on timeline to begin Phase 2/3 clinical trial during the fourth quarter; long-term extension study in ataxia continues and Alzheimer’s disease Phase 2 clinical trial expected to begin in 2018

New Haven, Connecticut (NYSE: BHVN) November 14, 2017 — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the quarter ended September 30, 2017, and provided a review of recent accomplishments and anticipated upcoming milestones.

“We continue to execute rapidly on clinical programs across both of our major technology platforms as we build a world-class organization and make very efficient use of our funds,” said Vlad Coric, M.D., CEO of Biohaven.  “We are especially pleased that we are on track to have both of our pivotal migraine trials fully enrolled by year-end, with data readouts expected in the first quarter of 2018.  Equally important, beyond migraine, we have made strategic additions to our clinical programs in both common and rare neurologic disorders and cancer during the fourth quarter, from which we expect to receive additional topline results in 2018.  Our goal in all our programs is to provide patients with first-in-class and best-in-class therapies for severe diseases.”

Third Quarter and Recent Business Highlights

•                  Biohaven continues to make consistent and strong progress across its oral, small molecule calcitonin gene related peptide (CGRP) antagonist and glutamate modulation technology platforms.

CGRP-Receptor Antagonist Platform — Recent Milestones and Next Steps

•                  Enrollment nearing completion in two Pivotal Phase 3 trials of rimegepant — Enrollment in the two Phase 3 pivotal trials to evaluate the safety and efficacy of orally-dosed rimegepant, a small-molecule, new chemical entity (NCE) for the acute treatment of migraine, is expected to be completed before the end of the year. The Company expects to report topline results from both trials in the first quarter of 2018. The Company also commenced its long-term safety study of rimegepant in migraine patients in August 2017. Data from the long-term safety study is expected to support a potential new drug application (NDA) submission in 2019.

Continued progress for BHV-3500 toward IND filing — The filing of an investigational new drug application (IND) is now planned for the first quarter of 2018 for BHV-3500, the Company’s third-generation CGRP-receptor antagonist. The planned IND filing date was revised due to external manufacturing delays outside the control of the Company.

Glutamate Modulation Platform — Recent Milestones and Next Steps

•                  First patient dosed in pivotal bioequivalence study after IND clearance for BHV-0223 in Amyotrophic Lateral Sclerosis (ALS)—In October, the U.S. Food and Drug Administration (FDA) cleared the Company to proceed with its clinical program of BHV-0223 as a potential treatment for patients with ALS, and the Company commenced dosing in the bioequivalence study. Based on previous feedback from the FDA, the Section 505(b)(2) pathway is acceptable and no additional efficacy or toxicology studies will be required for the submission of a NDA in this indication.

•                  IND clearance received for trigriluzole in Obsessive-Compulsive Disorder (OCD) — In October, the FDA cleared the Company to proceed with a Phase 2/3 clinical trial of trigriluzole for the treatment of OCD, and we anticipate enrolling the first patient in the fourth quarter of 2017. Trigriluzole is a novel third-generation prodrug glutamate modulator that has been observed to have a favorable safety and tolerability profile in studies completed to date. Exposure data from recent clinical experience with trigriluzole has helped inform the dosing of trigriluzole in the planned OCD Phase 2/3 trial.

•                  First patient treated with trigriluzole in Rutgers Cancer Institute collaboration — As part of a clinical collaboration with Drs. Ann Silk and James Goydos at the Rutgers Cancer Institute of New Jersey, trigriluzole is being evaluated for safety in a Phase 1 trial in combination with PD-1 blocking antibodies in patients with inoperable, advanced or refractory cancers. The study began enrollment in October 2017 and the first patient has begun treatment.

•                  Extension study of trigriluzole in patients with Spinocerebellar Ataxia (SCA) — Following topline results of trigriluzole in patients with SCA, Biohaven is continuing a long-term (48-week) extension study and plans to have regulatory interactions early in 2018 to discuss continued development in the ataxias.

•                  Orphan Designation received as progress continues for BHV-5000 toward Phase 1 trial — Following the Orphan Designation received from the FDA in July, the Company continues to optimize its formulation to support a Phase 1 pharmacokinetic trial for BHV-5000, a low trapping NMDA receptor antagonist in-licensed from AstraZeneca AB and then advance BHV-5000 into clinical trials in Rett syndrome, as well as other neuropsychiatric indications.  Biohaven is on track to submit an IND by the end of 2017.

Kleo Investment

Kleo Pharmaceuticals, Inc. (Kleo) is a privately held, preclinical-stage company founded at Yale University that is developing small molecule immunotherapies that emulate biologics to fight cancers and infectious diseases. Biohaven currently owns approximately 43% of the outstanding stock of Kleo.

•                  On October 5, 2017, the Company purchased 1,375,000 shares of common stock, $0.0001 par value of Kleo in satisfaction of the third of a series of four purchase commitments pursuant to the Securities Purchase Agreement between Kleo and the Company, dated as of August 29, 2016.  The total consideration paid by the Company to Kleo for these shares was $1.4 million.

•                  In addition, on October 5, 2017, the Company entered into two separate subscription agreements with Kleo in order to maintain the Company’s relative ownership interest in Kleo.  Pursuant to the

First Subscription Agreement, the Company purchased 1,397,904 shares of Kleo’s common stock at a purchase price of $1.0993 per share, for total consideration of $1.5 million.  Pursuant to the Second Subscription Agreement, the Company purchased an additional 651,639 shares of Kleo’s common stock at a purchase price of $1.0993 per share, for total consideration of $0.7 million.

Portage Announcement Regarding Biohaven Shares

In early November, Portage Biotech Inc., a Biohaven shareholder, announced that it intends to distribute a substantial part of its Biohaven holdings as a dividend to Portage shareholders in 2018.  In its announcement, Portage explained that the distribution was being effected so that Portage could avoid being characterized as an investment company under U.S. law.  Thus, rather than selling its Biohaven shares on the open market, Portage is distributing its Biohaven shares to its shareholders so that each shareholder has the option to continue to hold or sell the Biohaven stock it receives in the distribution. Of particular note, the majority of the recipients of Portage’s Biohaven stock would in fact be existing Biohaven shareholders and/or directors (including Drs. Declan Doogan and Greg Bailey) who own over 50% of the outstanding shares of Portage.  In its announcement, Portage Chairman Greg Bailey stated, “I have great confidence in the team at Biohaven and look forward to read-outs of their various clinical programs in 2018.”

Dr. Coric added, “We thank Portage for its early support of Biohaven and understand its need to distribute its Biohaven stock next year in 2018,” said Dr. Coric.  “We welcome the existing and new holders of Biohaven shares that we may acquire as a result of the 2018 Portage distribution, and we will continue to drive our development programs toward commercialization to create value for all of our shareholders.”

Key talent added to leadership team

As previously announced, Biohaven recently added two executives to its management team to broaden and strengthen the Company’s capabilities in key areas.

•                  Clifford Bechtold joined Biohaven as Chief Operating Officer in October.  Mr. Bechtold was most recently Development Team Leader for Genetically Defined Diseases at Bristol-Myers Squibb (BMS), where he led a team that developed innovative strategies and executed on two novel programs in neuromuscular and neurodegenerative diseases.  In addition to these disease areas, he has had in-depth experience in advancing a number of programs from discovery to launch in diverse disease areas including virology, oncology, immunology, cardiovascular and neuroscience.  Mr. Bechtold will focus on further optimizing Biohaven’s organizational and operational efficiency to support the growth of Biohaven’s diverse portfolio of therapeutic candidates across multiple neurological disorders.

•                  Scott Phillips joined Biohaven as Senior Vice President of Finance in October.   Mr. Phillips was most recently employed by Alexion Pharmaceuticals where he served as Chief Accounting Officer and then SVP of Global Business Finance.  Mr. Phillips was responsible for expanding the accounting organization and internal control structure of Alexion from a pre-commercial business to a global accounting organization supporting over 50 countries.  In these roles, his responsibilities included overseeing Alexion’s global accounting, SEC reporting, Sarbanes-Oxley 404 compliance, tax functions, shared services and financial planning and analysis.  Mr. Phillips will focus on overseeing accounting, SEC Reporting, regulatory compliance (Sarbanes-Oxley/404), as well as developing new accounting policies and procedures for Biohaven as the Company continues to expand.

Third Quarter and Nine Months ended September 30, 2017 Financial Results

Cash Position: Cash as of September 30, 2017 was $175.8 million.  Cash as of December 31, 2016, prior to the Company’s initial public offering, was $23.6 million.

R&D Expenses: Research and development (R&D) expenses for the three and nine months ended September 30, 2017 were $35.0 million and $66.8 million, respectively, compared to $27.0 million and $35.1 million for the same periods in 2016. The increases primarily reflect continued investment in Biohaven’s clinical development strategy, formulation and product supply for product candidates, and planned growth of its development operations organization.  Included in R&D expenses for the three and nine months ended September 30, 2017 is a $5.0 million payment to BMS for achievement of a development milestone.  In addition, R&D expenses includes increased non-cash share-based compensation driven largely by increased headcount.   For the three and nine months ended September 30, 2017, these expenses aggregated $4.2 million and $6.4 million, respectively, compared to $0.3 million and $1.0 million, respectively, in 2016.

G&A Expenses:  General and administrative (G&A) expenses for the three and nine months ended September 30, 2017 were $4.6 million and $12.5 million, respectively, compared to $0.9 million and $2.7 million for the same periods in 2016. The increases over prior year primarily reflect personnel related costs, professional fees supporting ongoing business operations, insurance, as well as conference and facility costs.  Personnel related cost increases were primarily driven by non-cash share-based compensation, which, for the three and nine months ended September 30, 2017 aggregated $2.1 million and $4.4 million, respectively, compared to $0.4 million and $1.1 million, respectively, in 2016.

Net Loss:  The Company reported a net loss attributable to common shareholders for the three and nine months ended September 30, 2017 of $42.9 million and $112.1 million respectively, or $1.19 and $4.47 per share, respectively, compared to $28.2 million and $38.0 million, respectively, or $2.16 and $3.05 per share, respectively, for the same period in 2016. Net loss for the nine months ended September 2017 includes $30.9 million in non-cash charges comprised of $10.8 million in share-based compensation and $18.1 million of changes in fair value of liabilities from various credit and license agreements, which were primarily settled in the second quarter upon completion of our initial public offering.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, ALS Biopharma LLC and Massachusetts General Hospital.  Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulation platforms.  More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release regarding the Company’s business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected timing, commencement and outcomes of the Company’s planned and ongoing clinical trials, the timing of planned interactions with the FDA, the timing and outcome of expected regulatory filings and the timing and consequences of the proposed distribution of Biohaven stock by Portage. The use of certain words, including “believe”, “may”, “expects” and “will” and similar expressions, are intended to identify forward-looking statements. The Company may not actually achieve the plans and objectives disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2017. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, contact Dr. Vlad Coric, the Chief Executive

Officer at Vlad.Coric@biohavenpharma.com